Exhibit 5.1

Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, MD 21202
T +1 410 659 2700
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www.hoganlovells.com

May 24, 2018

Board of Directors

Ashford Holding Corp.

14185 Dallas Parkway

Suite 1100

Dallas, TX  75254

Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Ashford Holding Corp., a Maryland corporation (the “Company”), in connection with its filing of a registration statement on Form S-4,  File No, 333-224409 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to up to 3,075,725 shares of Common Stock, par value $0.01 per share, of the Company (the “Securities”).  The Securities will be issued pursuant to the Combination Agreement dated as of April 6, 2018 among Archie Bennett, Jr., Monty J. Bennett, Remington Hotels, L.P., Remington Holdings GP, LLC, Project Management LLC, MJB Investments LP, Mark A. Sharkey, Ashford Inc. (“AINC”), the Company, and Ashford Merger Sub, Inc. (the “Combination Agreement”), the Merger and Registration Rights Agreement among the Company, AINC and Ashford Merger Sub Inc. in the form included as Annex E to the preliminary proxy statement/prospectus included in the Registration Statement (the “Merger Agreement”) and the Articles of Merger to be dated as of the effective date of the merger contemplated by the Merger Agreement (the “Articles of Merger”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Securities will not be issued in violation of the ownership limit contained in the Company’s charter.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended and as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion the Securities, if and when issued in accordance with the terms of the Articles of Merger, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement to the public offering of the Securities.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP